Exhibit 10.1

LEASE

3911/3931 SVB, LLC,

a California limited liability company

as Landlord,

and

LIGAND PHARMACEUTICALS INCORPORATED,

a Delaware corporation,

as Tenant.

3911 Sorrento Valley Boulevard

San Diego, California 92121

-i-

TABLE OF CONTENTS (cont.)

-ii-

TABLE OF CONTENTS (cont.)

-iii-

TABLE OF CONTENTS (cont.)

EXHIBITS:

A	–	SITE PLAN OF PROJECT
A-1	–	OUTLINE OF PREMISES
B	–	TENANT WORK LETTER
C	–	NOTICE OF LEASE TERM DATES
D	–	RULES AND REGULATIONS

-iv-

INDEX

Page(s)
Abated Rent	8
Abatement Event	16
Abatement Notice	16
Additional Landlord Work	Exhibit B
Additional Rent	8
Alterations	18
Anti-Terrorism Laws	46
Applicable Laws	38
Approved Working Drawings	Exhibit B
Architect	Exhibit D
Bank Prime Loan	39
Base Building	19
Base Rent	8
Brokers	44
Building	1
Building Common Areas	4
Building Structure	17
Building Systems	17
Casualty	24
CC&Rs	15
Code	Exhibit B
Common Areas	4
Communication Equipment	49
Communication Equipment Notice	49
Conceptual Plan	Exhibit B
Construction Drawings	Exhibit B
Contractor	Exhibit B
Control	31
Delivery Date	Exhibit B
Direct Expenses	9
Eligibility Period	17
Engineers	Exhibit B
Environmental Laws	47
Environmental Permits	47
Estimate	13
Estimate Statement	12
Estimated Payments	13
Executive Order	46
Expense Year	9
Final Retention	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
Fire Exit Door	Exhibit D
Fire Exit Door Allowance	Exhibit D

-v-

Page(s)
Fire Exit Doors Allowance Items	Exhibit B
Force Majeure	43
Hazardous Material(s)	47
HVAC Unit Allowance	Exhibit D
HVAC Unit Allowance Items	Exhibit B
HVAC Units	15
Improvement Allowance	Exhibit D
Interest Notice	6
Interest Rate	39
Landlord	1
Landlord Delay	Exhibit B
Landlord Parties	20
Landlord Repair Notice	24
Landlord’s Work	Exhibit B
Lease	1
Lease Commencement Date	5
Lease Expiration Date	5
Lease Term	5
LEED	10
Mail	43
Major Alterations	18
Market Rent	6
Monthly Disbursement Request	Exhibit B
Net Worth	31
Notices	43
Operating Expenses	9
Option	6
Option Rent	6
Option Rent Notice	6
Option Term	6
Original Tenant	6
Outside Agreement Date	7
Parking Ratio	3
Patio Area	4
Permits	Exhibit B
Permitted Chemicals	47
Permitted Transferee	30
Permitted Transferee Assignee	31
Permitted Use	3
Premises	4
Prohibited Person	46
Project	4
Project Common Areas	4
Renovations	45
Rent	8

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Page(s)
Review Period	13
Rules and Regulations	14
Security Deposit	36
SNDA	34
Statement	12
Subject Space	27
Substantial Completion	Exhibit B
Summary	1
Systems	5
Tax Expenses	11
Tenant	1
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	5
Tenant’s Acceptance	6
Tenant’s Agents	Exhibit B
Tenant’s Share	12
Third Party Contractor	23
Transfer Costs	29
Transfer Notice	27
Transfer Premium	28
Transferee	27
Transfers	27
Uncontrollable Delay	Exhibit B
USA Patriot Act	46
Utility Bill Notice	49
Utility Bills	49
Utility Providers	49
Warranty Period	5

-vii-

LEASE

This LEASE (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between 3911/3931 SVB, LLC, a California limited liability company (“Landlord”), and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Effective Date:	November 3, 2015

2. Premises:

2.1 Building:	That certain office project (the “Building”) located at 3911 Sorrento Valley Boulevard, San Diego, California 92008.

2.2 Premises:	4,847 rentable square feet of space located in the Building. The Building contains 53,168 rentable square feet. The Premises is further outlined in Exhibit A-1 to the Lease.

2.3 Project:	As further set forth in Section 1.1.2 of this Lease, the Building and the Common Areas, and the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, as the same may be further reconfigured or developed by Landlord.

3.Lease Term (Article 2):

3.1 Length of Term:	Approximately eighty-four (84) months.

3.2 Lease Commencement Date:	Subject to the condition that Landlord has completed the Landlord Work (as defined in Section 1 of the Tenant Work Letter), the earlier of (i) May 1, 2016, subject to any Landlord Delay or Uncontrollable Delay (as defined in Section 5.5 of the Tenant Work Letter), (ii) the date Tenant first commences to conduct business in the Premises, or (iii) the date of Substantial Completion (as defined in Section 5 of the Tenant Work Letter) of the Premises.

3.3 Lease Expiration Date:	The last day of the calendar month in which the eighty-fourth (84th) monthly anniversary of the Lease Commencement Date occurs; provided, however, to the extent the Lease Commencement Date occurs on the first day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the eighty-fourth (84th) monthly anniversary of the Lease Commencement Date.

3.4 Option Term:	One (1) five (5)-year option to extend the initial Lease Term, as more particularly set forth in Section 2.3 of this Lease.

4. Base Rent (Article 3):

Months During Lease Term	Annual Base Rent	Monthly Installment of Base Rent		Monthly Rental Rate per Rentable Square Foot
1 – 12	$125,052.60	$10,421.05	*	$2.15
13 – 24	$128,804.18	$10,733.68		$2.21
25 – 36	$132,668.30	$11,055.69		$2.28
37 – 48	$136,648.35	$11,387.36		$2.35
49 – 60	$140,747.80	$11,728.98		$2.42
61 – 72	$144,970.24	$12,080.85		$2.49
73 – 84	$149,319.34	$12,443.28		$2.57

*	Including any partial month at the beginning of the Lease Term and subject to abatement as provided in Article 3 hereof.

5. Operating Expenses and Tax Expenses (Article 4):	As provided in Article 4. However, utilities serving the Premises may be separately metered and directly paid by Tenant to the applicable utility provider as further provided in Article 6 below.

6. Tenant’s Share of Direct Expenses (Article 4):	9.12% (i.e., 4,847 rentable square feet within the Premises/53,168 rentable square feet within the Building).

7. Permitted Use (Article 5):	Tenant shall use the Premises solely for general office use, research and development uses, and uses incidental thereto (the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) the “Rules and Regulations,” as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws,” as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the “CC&Rs,” as that term is set forth in Section 5.3 of this Lease, and (D) the character of the Project as a high-quality office building.

8. Security Deposit (Article 21):	$12,443.28.

9. Parking Pass Ratio (Article 28):	3.65 unreserved parking passes for every 1,000 usable square feet of the Premises (i.e., eighteen (18) unreserved parking passes) as further provided in Article 28, at no cost to Tenant (the “Parking Ratio”). In addition, Tenant may convert up to four (4) unreserved parking passes to reserved parking spaces subject to the terms and conditions of Article 28.

10. Address of Tenant (Section 29.16):	Ligand Pharmaceuticals Inc. 11119 North Torrey Pines Road, Suite 200 La Jolla, California 92037 Attn: Charles Berkman

11. Address of Landlord (Section 29.16):	See Section 29.16 of the Lease.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A-1 attached hereto and the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The Premises includes those certain exterior patio areas located adjacent thereto (the “Patio Area”). The installation of any improvements, furniture or equipment in the Patio Area shall be governed by Article 8 of this Lease, except that any such improvements shall be approved by Landlord in its sole discretion. Although the square footage of the Patio Area is not included in the rentable square footage of the Premises as specified in Section 2.2 of the Summary, such Patio Area shall be considered to be a portion of the Premises under all other provisions of this Lease (including, without limitation, Article 10 of this Lease) and Tenant shall be responsible to maintain and repair such Patio Area in a neat and clean condition. The parties hereto hereby acknowledge that the purpose of Exhibit A-1 is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto. A site plan for the Project is attached hereto as Exhibit A. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of certain features of the Project only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to any specific areas or features of the Project.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas” (as those terms are defined below). The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas. Except when and where Tenant’s right of access is specifically excluded in this Lease, and subject to Landlord’s security requirements, repairs made by Landlord to the Project and Articles 11 and 13 below, Tenant shall have the right of access to the Premises, the Building Common Areas, and the Project parking facilities twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1, below.

1.1.4 Building Condition. Landlord, at Landlord’s sole cost, shall deliver the Premises to Tenant with the roof, electrical, lighting, fire sprinkler and plumbing systems serving the Premises (together, the “Systems”) in good working condition as of the Effective Date. Except as provided in this Section 1.1.4 below and Section 1 of Tenant Work Letter attached hereto as Exhibit B, the taking of possession of the Premises by Tenant shall conclusively establish that the Systems, the Premises and the Project were at such time in good and sanitary order, condition and repair; provided, however, if Tenant discovers during Tenant’s completion of the Tenant Improvements or during the first thirty (30) days after the Lease Commencement Date (the “Warranty Period”) that any portion of the Systems do not have a remaining useful life of at least the Lease Term (as reasonably determined by Tenant and independently verified by a third-party contractor selected by Landlord and reasonably approved by Tenant), and provided that Tenant gives Landlord written notice thereof during the Warranty Period, then Landlord shall be responsible for, at no cost to Tenant, replacing such portions of the Systems. Notwithstanding the foregoing, in no event shall Landlord be obligated to replace any portion of the Systems to the extent such need for replacement arises from the acts or omissions of Tenant or Tenant Parties.

1.2 Rentable Square Feet. The parties hereby stipulate that the Premises contains the number of rentable square feet set forth in Section 2.2 of the Summary, and recognize that such square footage includes the allocation of certain Common Areas on a proportionate basis. Such square footage is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable square feet of the Premises.

ARTICLE 2

LEASE TERM

2.1 Initial Lease Term. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the

Summary (the “Lease Commencement Date”), and shall expire on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

2.2 Early Entry into the Premises Prior to the Lease Commencement Date. Provided that Tenant and its agents do not unreasonably interfere with Landlord’s work in the Premises, Landlord shall allow Tenant access to the Premises beginning on the Effective Date subject to the terms and conditions of Tenant Work Letter. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 2.2, Tenant shall submit certificates of insurance reasonably acceptable to Landlord and shall submit a schedule to Landlord (and Landlord’s contractor, if so requested by Landlord), for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Project or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 2.2.

2.3 Option to Extend. Landlord hereby grants the Tenant named in this Lease and any Permitted Transferees (defined below) (together, the “Original Tenant”) one (1) option (“Option”) to extend the Lease Term for the entire Premises for a period of five (5) years (“Option Term”), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Section 2.3 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease, unless otherwise agreed to in writing by Landlord upon the occurrence of a Transfer (defined below)) if the Original Tenant or the approved Transferee (defined below), as the case may be, occupies the entire Premises as of the date of Tenant’s Acceptance (as defined in Section 2.3.2 below).

2.3.1 Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below). “Market Rent” shall mean the applicable Base Rent, and all escalations, Direct Expenses, Additional Rent, other charges and concessions at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location, quality and amenities to the Premises in renewal transactions, for a term comparable to the Option Term, which comparable space is located in high-quality office buildings comparable to the Project in the Sorrento Valley/Sorrento Mesa submarket of San Diego, California, taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to any improvements existing in the Premises that are specifically suitable to Tenant.

2.3.2 Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default under this Lease on the delivery date of the Interest Notice and Tenant’s Acceptance after notice and past any cure period provided in this Lease; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Lease Term, stating that Tenant is interested in exercising the Option; (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 2.3.3 below.

2.3.3 Determination of Option Rent. If Tenant timely and appropriately objects to Landlord’s determination of the Option Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Option Rent which shall be submitted to each other and to arbitration in accordance with the following terms:

2.3.3.1 Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the Sorrento Valley/Sorrento Mesa submarket of San Diego, California, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.3.2 above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Option Rent and shall not be entitled to make a compromise determination).

2.3.3.2 The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.3.3.3 The three (3) arbitrators shall within fifteen (15) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.

2.3.3.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.3.3.5 If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one (1) of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.3.3.6 If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.3.3.

2.3.3.7 The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a wire transfer of immediately available funds or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction except as expressly provided for in this Lease. The Base Rent for the first full calendar month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If the Lease Commencement Date is not the first day of a month, Rent for the partial month commencing as of the Lease Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Lease Commencement Date. All other payments required to be made under this Lease that require proration on a time basis shall also be prorated based upon the actual number of days in such month. Notwithstanding anything to the contrary contained herein and provided that Tenant is not in then default under this Lease after expiration of applicable cure periods, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent for the second (2nd) through and including the seventh (7th) full calendar months of the Lease Term. Such abated Base Rent may be referred to herein as the “Abated Rent.” During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease including, without limitation, any obligations to pay Additional Rent. In the event of a default by Tenant under the terms of this Lease that results in early termination of this Lease, then as a part of the recovery set forth in Section 19.2 below, Landlord shall be entitled to the recovery of the unamortized portion of the Abated Rent. Amortization pursuant to the immediately preceding sentences shall be calculated on an eighty-four (84) month amortization schedule commencing as of the Lease Commencement Date based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of eight percent (8%) per annum.

ARTICLE 4

ADDITIONAL RENT

4.1 In General. In addition to paying the Base Rent specified in Article 3 of this Lease, and at the same time and in the same manner, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.5 and 4.2.1, respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. For purposes of clarity and avoidance of doubt, Landlord and Tenant agree and intend that this Lease be a “triple net” Lease, and, except as otherwise expressly provided herein, the provisions for payment of Direct Expenses by means of periodic payment of Tenant’s Share of Direct Expenses are intended to pass on to Tenant and reimburse Landlord for Tenant’s Share of all such Direct Expenses for the Project, as such terms are defined below. It is understood by Tenant that, to the extent services are provided to Tenant which are not included in Operating Expenses (e.g., utilities to the Premises payable separately by Tenant pursuant to Article 6 below), Tenant shall be solely responsible for all costs and expenses in connection therewith.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.2 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3 “Operating Expenses” shall mean all necessary and reasonable expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of utilities payable separately by Tenant and other tenants pursuant to Article 6 below), the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and the cost of maintenance and service contracts in connection with the Project; (ii) the cost of licenses, certificates, permits and inspections in connection with the Project; (iii) the cost of all insurance carried by Landlord and its property manager in connection with the Project, including all deductibles; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the management, operation, maintenance, replacement, renovation and repair of parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees (directly related to such work), of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, management, maintenance and security of the Project (or, if such persons are involved in the operation, management, maintenance or security of other projects, the wages, salaries and other compensation and benefits of such persons will be based upon the percentage or such person’s actual time devoted to work on the Project); (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) unless separately contracted for by Tenant directly with the applicable service provider, the cost of janitorial, alarm, security and other services; (xii) costs of replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in Common Areas; (xiii) cost of operation of any Project amenities which may include, without limitation, any subsidies paid or losses resulting from the operation of any such amenities; (xiv) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any Applicable Laws, except for capital repairs, replacements or other improvements required under Laws in effect as of the Lease Commencement Date, or (E) which are required in order for the Project, or any portion thereof, to obtain or maintain a certification under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”), or other applicable certification agency in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time); provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project);

(b) except as set forth in item (xiv) above, capital costs and costs of depreciation, interest and principal payments on mortgages and other debt costs;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which Project operational costs shall specifically include, but not be limited to, accounting costs associated with the operation of the Project), costs associated with the operation of the business of the partnership or entity which constitutes the Landlord (including costs of partnership accounting and legal matters), costs of selling, syndicating, financing or mortgaging Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses; and

(f) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(g) any ground lease rental;

(h) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods or services in or to the Building to the extent the same exceeds the amount generally excepted to be the cost of such goods or services rendered by comparably qualified, unaffiliated third parties;

(i) depreciation of the Building;

(j) payments of interest or principal under any mortgage or deed of trust encumbering the Building;

(k) costs arising from the presence of Hazardous Materials in or about the Premises, the Building or the Project;

(l) reserves for bad debts or for future improvements, repairs or additions;

(m) increased costs of performance arising from the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors;

(n) costs arising from Landlord’s charitable or political contributions;

(o) costs of acquiring or leasing any sculpture, paintings, fountains and other objects of art; and

(p) any bad debt loss or rent loss.

If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year that vary with the occupancy of the Project to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.4 Taxes.

4.2.4.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building and the parking facilities serving the Project are located).

4.2.4.2 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.4, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.5 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building. The number of rentable square feet in the Project is stipulated by the parties to be as specified in Section 2.2 of the Summary. The number of rentable square feet of the Project for purposes of calculating Tenant’s Share shall not be subject to adjustment or remeasurement by Landlord or Tenant.

4.3 Allocation of Direct Expenses. Landlord may, but shall not be obligated to, construct additional building(s) on the Project. If Landlord does elect to construct additional building(s), those Direct Expenses attributable to the Project as a whole (and not attributable solely to the Building or any other building) shall be allocated by Landlord to the Building and to such other building(s) on an equitable basis and any Direct Expenses attributable solely to the Building or such other building(s) shall be allocated entirely to the Building or such other building(s), as applicable.

4.4 Calculation and Payment of Additional Rent. For any Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Direct Expenses for such Expense Year, in the manner set forth in Section 4.4.1, below.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and Tenant’s Share thereof. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Payments,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Payments than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant paid less as Estimated Payments than the actual Tenant’s Share of Direct Expenses, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such underpayment, and if Tenant paid more as Estimated Payments than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”), within one hundred twenty (120) days following the end of an Expense Year, which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated payments due from Tenant for such Expense Year (the “Estimated Payments”). Landlord may revise any Estimate Statement or Estimated Payments theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Payments for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Payments set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4.3 Tenant’s Audit Right. Within ninety (90) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices, at Tenant’s expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Expenses set forth in the Statement were overstated by more than ten percent (10%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facilities; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), allow the average occupancy density of the Premises to be in excess of reasonable occupancy densities of similar spaces, as reasonably determined by Landlord; it being agreed and acknowledged by Tenant that (i) in no event shall Tenant permit average occupancy density of the Premises to violate any governmental permit or zoning requirements or any requirements of any insurance policy affecting the Premises or the Building, and (ii) it shall be reasonable for Landlord to withhold its consent to any increase in average occupancy density of the Premises if such density will have a materially, adverse impact on the parking facilities of the Project. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the rules and regulations set forth in Exhibit D (“Rules and Regulations”), attached hereto, or in violation of Applicable Laws; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3 CC&Rs. Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the “CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, but provided that such CC&Rs do not materially impair Tenant’s rights or expand Tenant’s obligations under this Lease, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in commercially reasonable form, agreeing to and acknowledging the CC&Rs. Tenant shall not be entitled to utilize its own private security services or personnel located outside of the Premises, without Landlord’s prior approval.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Tenant Utilities and Services. Tenant shall pay the costs of all water, gas, heat, light, power, telephone, refuse disposal and all other utilities and services supplied to the Premises. Landlord shall have the right to require Tenant to install, at Tenant’s sole expense, separate meters (or other submeter, device or monitor for the measurement of utility usage) for any utility. If separate meters are installed, Tenant shall make payment directly to the entity providing such utility to the Premises. If, however, separate meters are not installed and the Premises are submetered, then Landlord shall determine and Tenant shall pay the amount reasonably determined by Landlord to be Tenant’s equitable share of the monthly charge for such utility, based upon readings of such submeter. If any utility is not separately metered or submetered, the cost of such utility shall be included in Operating Expenses. Landlord shall provide, as an Operating Expense, janitorial and cleaning services to indoor and outdoor Common Areas, but shall not provide janitorial service to the Premises. Tenant shall be responsible for retaining a bonded janitorial vendor designated by Landlord, and reasonably approved by Tenant, to provide janitorial service to the Premises, at Tenant’s sole cost. Landlord may, but shall not be obligated to, also retain such janitorial vendor to provide janitorial service to other areas of the Project. Furthermore Tenant shall be responsible for cleanliness of any Patio Areas and should Tenant fail to keep such areas to a level of cleanliness reasonably acceptable to Landlord, Landlord may perform work necessary to cause such areas to meet Landlord’s standards and Tenant shall be responsible for Landlord’s cost thereof. The Premises shall be serviced by separate heating, ventilation and air conditioning units (“HVAC Units”). Landlord shall, as an Operating Expense, maintain and repair the HVAC Units in the Project. However, if Landlord determines that any HVAC Units serving the Premises must be replaced, the cost of such replacement shall be borne by Tenant and shall be payable in monthly installments as part of Operating Expenses to the extent accruing during the Term of this Lease and the cost to replace the HVAC Units shall be amortized pursuant to Section 4.2.3(xiv) above

6.2 Utility Issues. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. In the event that Tenant desires to upgrade or add onto the existing electrical wiring and facilities in the Premises, then subject to Landlord’s consent, not to be unreasonably withheld, Tenant shall have the right, at its sole cost and expense, and as an Alteration in accordance with Article 8 of this Lease, to perform such upgrades or additions (including, without limitation, the cost of all permits, approvals, and any other electrical transformers, circuit breakers, or other electrical facilities, which shall be required to be installed or upgraded in any other portion of the Project in connection with such upgrades or additions). Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall, at its sole cost and expense, cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the service, repair, maintenance, proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems serving the Building and the Premises.

6.3 Interruption of Use. Except as otherwise provided elsewhere in this Lease with specific reference to Section 6.3 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where all of the following occurs: (i) Tenant does not actually use the Premises or such portion thereof, (ii) such event is not caused by the negligence or willful misconduct of Tenant or Tenant Parties, and (iii) such event is caused by the negligence or willful misconduct of Landlord. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Direct shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of Direct Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s). Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. If a fire or other casualty results in Tenant’s inability to use the Premises or a portion thereof, the terms and conditions of Article 11 below shall apply rather than this Section 6.3.

ARTICLE 7

REPAIRS

7.1 Landlord’s Obligations. Landlord shall maintain the structural portions of the Building, defined as the foundation, floor/ceiling slabs, exterior walls, roof structure (excluding the membrane), steel columns and beams (collectively, the “Building Structure”), the basic systems of the Building (collectively, the “Building Systems”) and the Common Areas.

Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure to the extent any damage thereto is caused due to Tenant’s use of the Premises.

7.2 Tenant’s Obligations. Except as provided in Section 7.1, Tenant, at its sole cost, shall keep the Premises in good order, condition and repair during the Lease Term, including without limitation: the Patio Areas, any system that serves the Premises exclusively; all glass, glazing, windows, window moldings, partitions, doors and door hardware; all interior painting; and all fixtures and appurtenances in the Premises. It is the intention of Landlord and Tenant that Tenant shall maintain the Premises, at all times during the Lease Term, in substantially the same condition as received, at Tenant’s expense, reasonable wear and tear and casualty excepted. If Tenant fails to maintain the Premises or make required repairs, Landlord may, after written notice to Tenant and Tenant’s failure to so maintain and repair within five (5) days thereafter (unless more than five (5) days is required to effectuate such repair, in which case Tenant shall have the time reasonably required to complete the repair, so long as Tenant commences the repair during the five (5) day period and diligently completes such repair), but need not, cause such maintenance to be performed or make such repairs and replacements (as applicable), and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project, but not to exceed five percent (5%) of the cost of such work) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to cause such maintenance to be performed or make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which affects the structural portions or the systems or equipment of the Building, may affect Landlord’s repair and maintenance obligations with respect to the structural portions or systems or equipment of the Building or is visible from the exterior of the Building (collectively, the “Major Alterations”). Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to any interior Alterations to the Premises which (i) are not Major Alterations, (ii) cost less than Two Dollars ($2.00) per rentable square foot of the Premises for any one (1) job, (iii) do not adversely affect the value of the Premises or Building, and (iv) do not require a permit of any kind, as long (A) Tenant delivers to Landlord notice and a copy of any final plans, specifications and working drawings for any such Alterations at least ten (10) days prior to commencement of the work thereof, and (B) the other conditions of this Article 8 are satisfied, including, without limitation, conforming to Landlord’s rules, regulations, and insurance requirements which govern contractors.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and the requirement that upon Landlord’s timely request (as more particularly set forth in Section 8.5, below), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and return the affected portion of the Premises to a Building-standard improved condition as determined by Landlord, provided that Landlord notified Tenant at time of approving such Alterations that the removal will be required. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of San Diego, California, all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. Since all or a portion of the Project is or may become in the future certified under the LEED rating system (or other applicable certification standard) (all in Landlord’s sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification or recertification of the Project under such LEED rating system (or other applicable certification standard). The “Base Building” shall mean the Building Structure and the Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building, the Project or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego, California in accordance with Section 8182 of the Civil Code of the State of California or any

successor statute, and Tenant shall deliver to the Project construction manager a reproducible CAD copy of the “as built” drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or its contractor carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of any Alterations costing in excess of $100,000 to complete, but specifically excluding the Tenant Improvements.

8.5 Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) all Tenant Improvements to be constructed in the Premises shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may only require Tenant, with regard to the Alterations, by written notice to Tenant, given at the time of Landlord’s consent to such items (or, with respect to Alterations not requiring Landlord’s consent, within three (3) business days after Tenant’s written notice to Landlord of such Alterations as provided in Section 8.1, above) at Tenant’s expense, to remove any such timely identified Alterations in the Premises, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard improved condition as determined by Landlord. If Tenant fails to complete such removal and/or the repair any damage caused by the removal of any Alterations or other improvements in the Premises, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, other improvements, fixtures and/or equipment in, on or about the Premises by or on behalf of Tenant, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project, Building and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least fifteen (15) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of the negligence of Landlord or the Landlord Parties). Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (a) any act, omission, or negligence of Tenant or any person claiming under Tenant or its partners or subpartners and their respective officers, agents, servants, employees, contractors, subcontractors, representatives and independent contractors (together, “Tenant Parties”); (b) any breach, violation, or non-performance by Tenant of any term, covenant, or provision of this Lease or any Applicable Laws; (c) any injury or damage to the person or property of Tenant or Tenant Parties; provided that the foregoing indemnity shall not apply to the extent of the gross negligence or willful misconduct of Landlord or the Landlord Parties. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to the Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with Landlord’s insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts at all times following the date which is the earlier to occur of (i) Tenant’s entry into the Premises to perform any work therein, or (ii) the Lease Commencement Date, and continuing thereafter throughout the Lease Term. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) subsections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s property manager, managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form approved by Landlord. Tenant’s insurance coverage shall be primary and any insurance carried by Landlord shall be excess and non-contributing. The policy shall include severability of interest and cross-liability (separation of insureds) endorsements. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$2,000,000 each occurrence, $5,000,000 aggregate

Personal Injury and Advertising Liability	$3,000,000 each occurrence

10.3.2 Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, and (iii) all Alterations in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to deductible amounts not to exceed $10,000.00), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10-30-04-02 Coverage Special Form, and (b) water damage from any cause whatsoever (excluding naturally occurring floods (i.e. from heavy rainfall, rather than from a leaking pipe)), including, but not limited to, backup or overflow from sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup of sewers and drainage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.3 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers (and this waiver shall apply to the deductibles under such insurance). Landlord and Tenant hereby represent and warrant that their respective property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant (as the case may be) in connection with any property loss risk thereby insured against. Landlord and Tenant agree that such waivers and releases were freely bargained for and willingly and voluntarily agreed to by Landlord and Tenant and do not constitute a violation of public policy

10.3.4 Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual sustained loss attributable to the risks outlined in Section 10.3.2 above.

10.3.5 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A X, or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3, and (iii) provide that said insurance shall not be canceled or coverage changed unless Tenant provides thirty (30) days’ prior written notice to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver certificates of such insurance and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or Tenant Parties first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord. Notwithstanding the foregoing, Landlord’s request shall only be considered reasonable if such increased coverage amounts and/or such new types of insurance are consistent with the requirements of a majority of comparable building in the vicinity of the Building.

10.6 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord with respect to property damage, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord’s reasonable minimum insurance requirements for contractors and include products and completed operations coverage.

10.7 Landlord’s Insurance. During the Lease Term, Landlord shall maintain property insurance covering the Buildings within the Project for the full replacement cost thereof (excluding the property which Tenant is obligated to insure pursuant to the terms hereof). Landlord shall also maintain commercial general liability and property damage insurance with respect to the operation of the Project. Such insurance shall be in such amounts and with such deductibles as Landlord reasonably deems appropriate. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as Landlord or Landlord’s mortgagees or deed of trust beneficiaries may determine prudent.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the

Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty (collectively, a “Casualty”), Landlord shall use commercially reasonable efforts to promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds applicable to Tenant Improvements and Alterations payable to Tenant under Tenant’s insurance required under Section 10.3.2 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and Alterations and shall return such Tenant Improvements and Alterations to their original condition; provided that if the cost of such repair of Tenant Improvements and Alterations by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy to such an extent that Tenant is unable to use and occupy the same, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, Rent shall be abated in proportion to the ratio that the number of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises (or if so much of the Premises are damaged that the remainder of the Premises is not usable by Tenant, then all of the Rent shall abate during the repairs). In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by the Casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt; (iii) the damage is not fully covered by Landlord’s insurance policies, except for deductible amounts and out of pocket expenditures by Landlord of $250,000; or (iv) the damage occurs during the last eighteen (18) months of the Lease Term (in which event, Tenant may also elect to terminate this Lease subject to the conditions of (a)-(c) of this Section 11.2 below); provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by the Casualty was not caused by the gross negligence or intentional act of Tenant or Tenant Parties; (b) Tenant is not then in default under this Lease; and (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty percent (20%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Rent shall be abated for the period of such taking in proportion to the ratio that the number of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises (or if so much of the Premises are taken that the remainder of the Premises is not usable by Tenant, then all of the Rent shall abate during the taking). Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord (which, as more particularly set forth in Section 14.2, below, shall not be unreasonably withheld, conditioned, or delayed), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, in an amount not to exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) in the aggregate, but such limitation of fees shall only apply to the extent such Transfer is in the ordinary course of business. Landlord and Tenant hereby agree that a proposed Transfer shall not be considered “in the ordinary course of business” if such Transfer involves the review of documentation by Landlord on more than two (2) occasions.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 If an assignment, the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice (and Landlord has available space in the Project meeting such proposed Transferee’s needs at the time of the request for consent).

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the economic terms of the proposed Transfer to be at least five percent (5%) more favorable to the Transferee than the economic terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises made by Tenant in connection with the Transfer, (ii) any brokerage commissions paid by Tenant in connection with the Transfer, (iii) any attorneys’ fees incurred by Tenant in connection with the Transfer, (iv) any costs of advertising the space which is the subject of the Transfer, and (v) any review and processing fees paid to Landlord in connection with such Transfer (collectively, the “Transfer Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for tangible assets (as opposed to intellectual property), fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), the Rent paid during each annual period for the Subject Space, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, except in the case of a Transfer to a Permitted Transferee, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of any Transfer Notice that proposes a Transfer of fifty percent (50%) or more of the portion of the Premises then not subject to a sublease, to recapture the Subject Space from Tenant. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. Landlord shall only have the right to recapture any Subject Space that is less than fifty percent (50%) of the portion of the Premises that is then not subject to a sublease. In addition and provided that Tenant delivers to Landlord the Transfer Notice at least ten (10) business days prior to Tenant commencing any public marketing of the Subject Space, then Landlord shall provide such recapture notice, if at all, prior to Tenant commencing any public marketing of the Subject Space. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) this Lease shall in no way be deemed to have been modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than twenty-five percent (25%) or more of the partners, or transfer of more than twenty-five percent (25%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than twenty-five percent (25%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond the applicable notice and cure period,

(iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have, and shall demonstrate to Landlord that Permitted Transferee has (by providing Landlord certified financial statements of Permitted Transferee), a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Original Tenant on the date of this Lease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in broom clean condition, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Furthermore, Tenant shall comply with its obligations with respect to Tenant Improvements and Alterations as specified in Section 8.5 above. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3 Removal of Tenant’s Property by Landlord. Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within forty-eight (48) hours after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any laws or judicial decisions which may supplement or supplant those provisions from time to time.

15.4 Landlord’s Actions on Premises. Provided Landlord complies with the obligations under Section 15.3 above, Tenant hereby waives, and releases Landlord from, all claims for damages or other liability in connection with Landlord’s or its agents’ or representatives’ reentering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and Tenant hereby indemnifies and holds Landlord harmless from any such damages or other liability, and no such re-entry shall be considered or construed to be a forcible entry.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express consent of Landlord, such tenancy shall, at Landlord’s option, be either a tenancy at sufferance or from month-to-month, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) one hundred twenty-five percent (125%). Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in commercially reasonable form as determined by Landlord (or in such form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee with respect to this Lease. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. So long as Tenant is Ligland Pharmaceuticals Incorporated and continues to be publicly traded, Landlord acknowledges that Tenant’s financial statements are available online. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

18.1 Subordination Generally. This Lease shall be subject and subordinate to any easement agreements and covenants, conditions and restrictions recorded against the land underlying the Project, and to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases; provided, however, that the subordination of this Lease to any such mortgages, trust deeds, ground leases or underlying leases entered into after the date of this Lease shall be upon the express condition that so long as Tenant is not in default of the Lease beyond applicable notice and cure periods, Tenant’s possession and enjoyment of the Premises and Tenant’s rights under this Lease shall not be disturbed or interfered with in the event of any foreclosure or exercise of any rights under any such mortgages, trust deeds, ground leases or underlying leases subject to the terms of a commercially reasonable SNDA (defined below). Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

18.2 Existing Lender SNDA. Landlord shall use commercially reasonable efforts to deliver to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) executed by the beneficiaries under any deeds of trust which encumber the Premises as of the Effective Date hereof.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) days after such amount is due and owing; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a twenty (20) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of forty-five (45) days after written notice thereof from Landlord to Tenant; or

19.1.3 To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord.

Tenant expressly acknowledges and agrees that the notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Article 21, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 Premises Identification and Building Directory Signage. Tenant shall be entitled, at Tenant’s sole cost and expense, to Building-standard identification signage outside of Tenant’s Premises on the floor on which Tenant’s Premises are located and one (1) line in the Building directory. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program. Any change in Tenant’s signage shall be at Tenant’s sole cost and expense.

23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement, including, without limitation, the Americans With Disabilities Act of 1990, as amended, now in force or which may hereafter be enacted or promulgated which are applicable to the Premises or the Project, including those pertaining to Hazardous Materials (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws applicable to the Premises or Tenant’s business operations, other than the making of structural changes or changes to the Building Structure and the Building Systems or anything inside or outside of the Premises, which changes will be made by Landlord at its expense, but subject to reimbursement as an Operating Expense to the extent permitted by Article 4; however, if such changes are required due to the particular nature of Tenant’s use of the Premises or due to Tenant’s Alterations or the Tenant Improvements and relate to the interior of the Premises, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. If cited for noncompliance by a governmental authority, and provided that Landlord does not dispute said citation or notification, or otherwise seek a variance or similar relief therefrom, Landlord shall comply with all Applicable Laws relating to the path of travel in the Common Areas, provided that the compliance with such Applicable Laws is not the responsibility of Tenant under this Lease or otherwise caused or triggered by Tenant’s activities or work on or about the Premises or the Project, and provided further that Landlord’s failure to comply therewith would (x) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (y) would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or (z) violate an affirmative mandate (directed specifically to the Project) of an applicable governmental authority. Except as otherwise provided in this Article 24 below, Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.3, above.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days of the date due, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) days after the date they are due shall bear interest from the date when due until paid at the Interest Rate. For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures reasonably made and obligations reasonably incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon at least twenty-four (24) hours prior notice (which may be given verbally) to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; (C) show the lobby of the Premises to any of Landlord’s invitees or prospective tenants; and (D) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. Landlord will exercise its rights pursuant to this Article 27 in a manner so as to minimize any unreasonable interference with Tenant’s use of the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord’s entry into the Premises.

ARTICLE 28

TENANT PARKING

Tenant shall be entitled to utilize, commencing on the Lease Commencement Date and continuing throughout the initial Lease Term and any renewal or extension thereof, the parking passes set forth in Section 9 of the Summary, which parking passes shall pertain to the Project parking facilities. Tenant shall have the option, upon written notice to Landlord and at Tenant’s cost, to convert up to four (4) of such unreserved parking passes to reserved parking spaces at locations adjacent to the Premises, as reasonably determined by Landlord. During the initial Lease Term, unreserved parking shall be at no additional charge, except that Landlord may, at Landlord’s option and at Landlord’s sole discretion, elect to install gates or other access control systems, at Landlord’s cost, for access to the Project parking facilities, in which case Landlord may require Tenant pay to Landlord a deposit for any entry system mechanism selected by Landlord (e.g., fob, access card, etc.). Notwithstanding the foregoing, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such parking passes by Tenant or the use of the Project parking facilities by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant and Tenant Parties abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project parking facilities where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s use of commercially reasonable efforts to cause Tenant Parties also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facilities, and the location of any of Tenant’s reserved parking spaces, at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facilities for purposes of permitting or facilitating any such construction, alteration or improvements as long as such restriction is not imposed in a manner that is discriminatory to Tenant and is imposed in a similar manner on other tenants of the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes provided to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel, employees, agents, contractors, and invitees, and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 INTENTIONALLY OMITTED.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.8 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect, it nevertheless being acknowledged that Tenant may be free to make any such payments “under protest.”

29.9 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.10 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.11 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.12 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise) in the Project (including any insurance or rental proceeds which Landlord receives). Neither Landlord, nor any of the Landlord Parties shall have any other liability therefor. The limitations of liability contained in this Section 29.12 shall inure to the benefit of Landlord’s and the Landlord Parties’

present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for consequential damages injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.13 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.14 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions or lack of action, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.15 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.16 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made or refused, or (iii) the date personal delivery is made or refused. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor,

Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

3911/3931 SVB, LLC

c/o Cruzan Properties- Investments (T), LLC

221 15th Street

Del Mar, CA 92014

Attention: Dennis S. Cruzan

29.17 Joint and Several. If more than one person or entity constitutes Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.18 Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, within ten (10) days after request from Landlord, deliver to Landlord satisfactory evidence of such authority and, if a corporation or limited liability company, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of formation and (ii) qualification to do business in California.

29.19 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.20 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, AND TO THE EXTENT PERMITTED BY LAW, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

29.21 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until and unless execution and delivery by both Landlord and Tenant.

29.22 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only RE:Align, Inc. (representing Tenant) and CBRE, Inc. (representing Landlord) (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.23 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.24 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.25 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.26 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Except as required by law, court order, or pursuant to good corporate practice, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s employees, their financial, legal, and space planning consultants.

29.27 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.28 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify or construct additional buildings, parking facilities or other improvements within (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, and in connection with any Renovations, Landlord may, among other things, temporarily erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

29.29 Tenant’s Representations.

29.29.1 Tenant represents and warrants to Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

29.29.2 Tenant covenants that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (A) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (D) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (E) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (F) a person or entity who is affiliated with a person or entity listed in items (A) through (E), above.

29.29.3 At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 29.29.

29.30 Hazardous Materials.

29.30.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.30.2 Compliance with Environmental Laws. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner, copier toner and ordinary cleaning supplies) (hereinafter the “Permitted Chemicals”) in commercially reasonable amounts and in compliance with Environmental Laws. Tenant shall indemnify Landlord and the Landlord Parties and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which may arise from the use, storage or disposal of any Hazardous Materials in or on the Premises by Tenant or Tenant Parties.

29.30.3 Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each annual anniversary of the Commencement Date thereafter, as well as at any other time following Tenant’s receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant’s receipt of a request from Landlord, Tenant shall promptly complete a “hazardous materials questionnaire” using the form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant’s control.

29.30.4 Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, or upon the expiration or termination of this Lease, then Landlord will be entitled to perform its environmental inspection, assessment or audit at such time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred as Additional Rent.

29.31 LEED Certification. Landlord may, in Landlord’s sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Project (or portion thereof), or other applicable certification in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall cooperate with the Landlord’s efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant’s billing information pertaining to trash removal and recycling related to Tenant’s operations in the Project).

29.32 Financial Information. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the financial capacity of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender or proposed purchaser of the Premises designated by Landlord any financial statements required by such party to facilitate the sale, financing or refinancing of the Premises. Tenant shall represent and warrant to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All such financial statements shall be received in confidence and shall be used only for the purposes set forth herein. So long as Tenant is Ligland Pharmaceuticals Incorporated and continues to be publicly traded, Landlord acknowledges that Tenant’s financial statements are available online and this Section 29.32 shall not apply.

29.33 California Certified Access Specialist Inspection. Landlord hereby informs Tenant that the Project has not undergone inspection by a Certified Access Specialist (as defined in the California Code of Regulations).

29.34 Utility Information. Upon written notice from Landlord (“Utility Bill Notice”), Landlord may require Tenant to provide Landlord with copies of bills received by Tenant with respect to a period of up to eighteen (18) months prior to the date of the Utility Bill Notice from electricity, natural gas or similar utility providers (collectively, “Utility Providers”) relating to utility usage at the Premises (collectively, “Utility Bills”). Tenant shall provide such Utility Bills to Landlord within ten (10) days after Landlord’s delivery of a Utility Bill Notice to Tenant. In addition, Tenant hereby authorizes Landlord to obtain copies of the Utility Bills directly from the Utility Providers, and Tenant hereby authorizes each Utility Provider to provide Utility Bills and related utility usage information for the Premises directly to Landlord. From time to time within ten (10) days after Landlord’s written request, Tenant shall execute and deliver to Landlord further assurances requested by Landlord authorizing Utility Providers to provide to Landlord Utility Bills and other information relating to utility usage at the Premises.

29.35 Communication Equipment. If Tenant desires to use the roof of the Project to install communication equipment to be used from the Premises, Tenant may so notify Landlord in writing (“Communication Equipment Notice”), which Communication Equipment Notice shall generally describe the specifications for the equipment desired by Tenant. Upon Landlord’s receipt of the Communication Equipment Notice, and subject to all Applicable Laws, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain one (1) so-called “satellite dish” or other similar device, such as antennae (collectively, “Communication Equipment”) no greater than one (1) meter in diameter, together with aesthetic screening designated by Landlord and all cable, wiring, conduits and related equipment, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, at a location on the roof of the Project designated by Landlord. Landlord shall have the right to require Tenant to relocate the Communication Equipment at any time to another location on the roof of the Project reasonably approved by Tenant. If penetration of the roof cannot be avoided,

Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

29.35.1 Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all Applicable Laws and covenants, conditions and restrictions and Landlord makes no representation that such covenants, conditions and restrictions and Applicable Laws permit such installation and operation.

29.35.2 All plans and specifications for the Communication Equipment shall be subject to Landlord’s reasonable approval.

29.35.3 All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project’s electrical system) shall be borne by Tenant.

29.35.4 It is expressly understood that Landlord retains the right to use the roof of the Project for any purpose whatsoever provided that Landlord shall not unduly interfere with Tenant’s use of the Communication Equipment.

29.35.5 Tenant shall use the Communication Equipment so as not to cause any interference to other tenants in the Project or with any other tenant’s Communication Equipment, and not to damage the Project or interfere with the normal operation of the Project.

29.35.6 Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Project) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant shall not lease or otherwise make the Communication Equipment available to any third party and the Communication Equipment shall be only for Tenant’s use in connection with the conduct of Tenant’s business in the Premises.

29.35.7 Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment.

29.35.8 The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Project within fifteen (15) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 29.35.8 shall survive the expiration or earlier termination of this Lease.

29.35.9 The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Article 10 of this Lease.

29.35.10 Upon request from Landlord, Tenant agrees to execute a license agreement with Landlord or Landlord’s rooftop management company regarding Tenant’s installation, use and operation of the Communication Equipment, which license agreement shall be in commercially reasonable form and shall incorporate the terms and conditions of this Section 29. Tenant acknowledges that such license agreement will require Tenant to pay a one-time initial oversight fee to Landlord or the rooftop management company in connection with the installation of the Communication Equipment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

3911/3931 SVB, LLC, a California limited liability company

By:	CMN Master (T) LLC, a California limited liability company, its Sole Member

	By:	Cruzan Properties - Investments (T), LLC, a California limited liability company, its Managing Member

		By:	/s/ Dennis S. Cruzan
		Name:	Dennis S. Cruzan
		Its:	Member

“TENANT”:

LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation

By:	/s/ Charles Berkman
Name: Charles Berkman
Its: VP, General Counsel & Secretary

By:	/s/ Matthew W. Foehr
Name: Matthew W. Foehr
Its: President & Chief Operating Officer

EXHIBIT A

SITE PLAN OF PROJECT

This Exhibit A is provided for informational purposes only and is intended to be only an approximation of the layout of the Project and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Project.

EXHIBIT A

EXHIBIT A-1

OUTLINE OF PREMISES

This Exhibit A-1 is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises.

EXHIBIT A-1

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

Immediately following the signing of the Lease by both Tenant and Landlord, Landlord shall deliver the Premises to Tenant for Tenant’s construction of the Tenant Improvements (as defined below) therein (the “Delivery Date”). Landlord, at Landlord’s sole cost and outside of the Tenant Improvements, agrees to install a double-dour main entry to the Premises in a location reasonably approved by Landlord and Tenant (the “Additional Landlord Work”); provided, however, the parties agree and acknowledge that such double-door main entry (i) shall be between grid lines four and five on those certain documents prepared in connection with Landlord obtaining the shell renovation permits, (ii) shall not be located in a window bay with an existing structural grade beam, and (iii) shall include, at Tenant’s sole cost and expense, electrified hardware with integrated request-to-exit so that a card reader system can be installed. The Additional Landlord Work shall include, at Landlord’s cost and expense, the installation of (a) a concrete pedestrian walkway from the Project parking areas to the new, main entry of the Premises, which such walkway shall reasonably match the Project’s existing concrete, (b) a four-foot (4’) entry canopy feature selected by Landlord, and (c) a single pair of herculite entry doors with such doors having, at Tenant’s sole cost and expense, electrified hardware with integrated request-to-exit so that a card reader system can be installed. The Additional Landlord Work shall be installed in the Project using Building-standard specifications, and the exact scope of the Additional Landlord Work shall be determined by Landlord in its reasonable discretion. Tenant agrees and acknowledges that Landlord shall perform the Additional Landlord Work after the delivery of possession to the Premises to Tenant reasonably coordinated with Tenant’s construction schedule, and in no event shall the completion of the Additional Landlord Work be deemed (1) a constructive eviction or (2) in any way delay the Lease Commencement Date.

Landlord shall, at Landlord’s sole cost, (i) have constructed the shell of the Building, (ii) deliver the Premises in broom-clean condition, free of debris and equipment and with all Building Systems, structural elements of the Premises roof and the Building slab in good working condition and repair, and (iii) cause the Project and the Premises to comply with applicable building codes including, without limitation, applicable requirements of the Americans with Disabilities Act (collectively, the “Code”) on an unoccupied basis as of the Effective Date (provided that compliance with Code requirements within the Premises applicable on an occupied basis including, without limitation, Title 24 requirements shall be performed by Tenant as a component of the Tenant Improvements and chargeable to the Tenant Improvement Allowance). Except as otherwise provided in the Lease, Landlord shall be responsible for any Code, Title 24 or other related work in the Common Areas, which amounts shall not be charged

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against the Tenant Improvement Allowance. The work to be performed by Landlord under this Section 1 is collectively referred to as the “Landlord’s Work”.

SECTION 2

TENANT IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of $218,115.00 (based on $45.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”), including without limitation the cost to complete the new demising wall within the Premises as shown on the Conceptual Plan (defined below) and the other Tenant Improvement Allowance Items described in Section 2.2 below. In addition to the Improvement Allowance, Tenant shall be entitled to a one-time improvement allowance (the “HVAC Unit Allowance”) in the amount of $23,023.25 (based on $4.75 per rentable square foot of the Premises) for the costs relating to the initial design and installation of the HVAC Units. In addition, Landlord and Tenant agree and acknowledge that Tenant shall design and install an additional entrance into the Premises (the “Fire Exit Door”) for the purposes of meeting Code requirements as part of the Tenant Improvements. Tenant may install the Fire Exit Door, at Tenant’s option, either (i) on the wall of the Premises where the “exit” to the Premises is shown on the Conceptual Plan across from the wall where the main entrance to the Premises is shown on the Conceptual Plan, or (ii) on the wall of the Premises where the “finance office” is shown on the Conceptual Plan. The exact location, design and specifications of the Fire Exit Door shall be subject to Landlord’s approval as provided in Section 3 below. In connection with the Fire Exit Door, and in addition to the Improvement Allowance and the HVAC Unit Allowance, Tenant shall be entitled to a one-time improvement allowance (the “Fire Exit Door Allowance”) in the amount of either (a) $7,000.00 if Tenant constructs the Fire Exit Door on the wall described in (i) above, or (b) if Tenant constructs the Fire Exit Door on the wall described in (ii) above, the difference between the budgeted cost to design and install the Fire Exit Door as provided below less $7,000.00. In furtherance of the foregoing, if Tenant elects to construct the Fire Exit Door on the wall described in (ii) above, then prior to commencing any work related thereto, Tenant shall provide Landlord a budget for the cost to design and install the Fire Exit Door, which such budget shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Upon Landlord’s written approval of such budget, the amount of the Fire Exit Door Allowance shall be set as provided in (b) above. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter for the Tenant Improvements, the HVAC Units or the Fire Exit Door, as the case may be, in a total amount which exceeds the Tenant Improvement Allowance, the HVAC Unit Allowance or the Fire Exit Door Allowance, respectively, and in no event shall Tenant be entitled to any credit for any unused portion of the Tenant Improvement Allowance, the HVAC Unit Allowance or the Fire Exit Door Allowance not used by Tenant by Tenant by the date which is twelve (12) months after the Lease Commencement Date. Notwithstanding anything to the contrary contained herein, in addition to the Improvement Allowance, the HVAC Unit Allowance and the Fire Exit Door Allowance, Landlord shall, concurrently with Landlord’s execution of the Lease, reimburse Tenant in the amount of $0.15 per rentable square foot ($727.05) of the Premises to pay for the

EXHIBIT B

Architect (defined below) for a preliminary test fit, which amount will not be deducted from the Improvement Allowance.

2.2 Disbursement of the Improvement Allowance, the HVAC Unit Allowance and the Fire Exit Door Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the construction of the Tenant Improvements (including, without limitation, the cost to install electrified hardware with integrated request-to-exit on any doors serving the Premises so that a card reader system can be installed) and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits; (iii) the cost of any changes to the Construction Drawings or Tenant Improvements required by Code; (iv) costs of moving Tenant’s property and equipment to the Premises; (v) cost of installation and fabrication of Tenant’s signage described in Section 23 of the Lease; and (vi) the cost of Tenant’s project management/construction management consultant, should Tenant elect to engage one, and if so, such project management/construction management consultant shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Except as otherwise set forth in this Tenant Work Letter, the HVAC Unit Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the construction of the HVAC Units and for the following items and costs (collectively, the “HVAC Unit Allowance Items”): (a) the cost of the HVAC Units and the thermostat specified in Section 4.5 below, (b) the cost of permits related to the HVAC Units; and (c) the cost of installing the HVAC Units. During the construction of the Tenant Improvements and the installation of the HVAC Units, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and disbursements of the HVAC Unit Allowance for HVAC Unit Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows. Except as otherwise set forth in this Tenant Work Letter, the Fire Exit Door Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the design and installation of the Fire Exit and for the following items and costs (collectively, the “Fire Exit Door Allowance Items”): (1) the cost of the Fire Exit Door, (2) the cost of permits related to the Fire Exit Door; and (3) the cost of installing the Fire Exit Door. During the construction of the Tenant Improvements and the installation of the HVAC Units and the Fire Exit Door, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and disbursements of the HVAC Unit Allowance for HVAC Unit Allowance Items and disbursements of the Fire Exit Door Allowance for the Fire Exit Door Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows. Landlord shall not be entitled to charge any construction management fee in connection with the Tenant Improvements, the HVAC Units or the Fire Exit Door.

2.2.1 Monthly Disbursements. On or before the first day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord (each, a “Monthly Disbursement Request”): (i) a

EXHIBIT B

request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132 and unconditional lien releases for work previously paid for by Landlord, which shall comply with all applicable law, as reasonably determined by Landlord; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within thirty (30) days following Landlord’s receipt of a complete and accurate Monthly Disbursement Request, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, the HVAC Unit Allowance or the Fire Exit Door Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant within thirty (30) days after Landlord receives a complete and accurate Monthly Disbursement Request for the Final Retention, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8136 and Section 8138, (ii) Landlord has reasonably determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Building, the structure or exterior appearance of the Project, or any other tenant’s use of such other tenant’s leased premises in the Project, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, and (iv) Tenant delivers to Landlord a copy of the permitted CAD plan (in .DWG format) and reproducible (PDF) copies of any red-line plans from the field, with such plans provided no more than thirty (30) days from Substantial Completion.

2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance, the HVAC Unit Allowance or the Fire Exit Door Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items, the HVAC Unit Allowance Items and the Fire Exit Door Allowance Items, respectively. All Tenant Improvements, the HVAC Units and the Fire Exit Door shall be deemed Landlord’s property. Within ten (10) days after the completion of the Approved Working Drawings, Tenant shall deliver to Landlord a reasonably detailed budget of the cost to complete the Tenant Improvements and install the HVAC Units and the Fire Exit Door. If the total estimated cost of

EXHIBIT B

Tenant Improvement Allowance Items, the HVAC Unit Allowance Items and the Fire Exit Door Allowance Items exceed the Tenant Improvement Allowance, the HVAC Unit Allowance or the Fire Exit Door Allowance, respectively, then Landlord shall distribute the Tenant Improvement Allowance, the HVAC Unit Allowance and the Fire Exit Door Allowance on a proportionate pari passu basis. By way of example only, if the total cost of the Tenant Improvement Allowance Items is $50.00 per rentable square foot and the total cost the HVAC Unit Allowance Items is $6.00 per rentable square foot, then (i) relative to the Tenant Improvement Allowance Items, Landlord shall fund ninety percent (90%) of each Monthly Disbursement Request and the Final Retention, and Tenant shall fund ten percent (10%) of each Monthly Disbursement Request and the Final Retention, and (ii) relative to the HVAC Unit Allowance Items, Landlord shall fund seventy-nine percent (79%) of each Monthly Disbursement Request and the Final Retention, and Tenant shall fund twenty-one percent (21%) of each Monthly Disbursement Request and the Final Retention.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant has retained ID Studios (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. In furtherance of the foregoing, the Construction Drawings shall be in .DWG format. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant’s conceptual plan showing the Tenant Improvements in the Premises (the “Conceptual Plan”) is attached hereto as Schedule 1 and incorporated herein by this reference. Landlord hereby approves the Conceptual Plan. Tenant and the Architect shall prepare the final space plan (based on the approved Conceptual Plan) for the Tenant Improvements in the Premises, as such Tenant Improvements may be modified to accommodate the Fire Exit Door (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of the Fire Exit Door, all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to

EXHIBIT B

Landlord for Landlord’s approval. Landlord shall approve or disapprove any draft of the Final Space Plan within five (5) business days after Landlord’s receipt thereof. If Landlord disapproves any draft of the Final Space Plan, Landlord’s disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall resubmit the Final Space Plan with the modifications required by Landlord. This process shall continue until the Final Space Plan is approved by Landlord.

3.3 Final Working Drawings. Upon Landlord’s approval of the Final Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant may also concurrently submit the Final Work Drawings to the City for issuance of the Permit with any comments received from Landlord addressed in Tenant’s plan check resubmittal. Within ten (10) business days following Landlord’s receipt of the Final Working Drawings, Landlord shall provide Tenant with its approval, disapproval or approval with conditions of such Final Working Drawings. If Landlord disapproves any draft of the Final Working Drawings, Landlord’s disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall resubmit the Final Working Drawings with the modifications required by Landlord. This process shall continue until the Final Working Drawings are approved by Landlord.

3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Tenant shall cause the Architect to promptly submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (collectively, the “Permits”). No material changes, modifications or alterations in the Approved Working Drawings (other than immaterial field changes) may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such requested changes shall be reviewed and approved, disapproved or conditionally approved by Landlord within five (5) business days after receipt and Landlord’s failure to respond within this five (5) business day period shall be deemed approval thereof.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A general contractor shall be retained by the Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by the Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

4.2 Tenant’s Agents. All subcontractors, vendors and suppliers used by the Tenant (such subcontractors, vendors, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably

EXHIBIT B

withheld or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval.

4.3 Construction of Tenant Improvements by Contractor. Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings. Upon request from Tenant, Landlord shall assist Tenant in the drafting of bid documents and coordination of bidding processes for the general contractor and subcontractors, provide weekly site visits, lead weekly project meetings and shall otherwise be available for consultation during construction and compilation of a punchlist. Any such services by Landlord shall be at no cost to Tenant and Landlord shall not charge a construction supervision fee. However, Tenant, the Contractor and all of Tenant’s Agents shall abide by Landlord’s construction rules and regulations which may include, without limitation, a requirement that any work that Landlord determines may be noisy, may cause vibrations or may otherwise disrupt other occupants of the Building must be performed on an after-hours basis with any such construction rules and regulations, if any, provided to Tenant by Landlord prior to Lease execution.

4.4 Indemnification & Insurance.

4.4.1 Indemnity. Tenant’s indemnity of Landlord as set forth in Article 10 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents.

4.4.2 Requirements of Tenant’s Agents. The Contractor and each of Tenant’s subcontractors shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.4.3 Insurance Requirements.

4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, with reasonable limits as are typically carried by contractors and subcontractors and otherwise, in form and with companies as are required to be carried by Tenant as set forth in Article 10 of the Lease.

4.4.3.2 Special Coverages. Tenant or the Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

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4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall promptly repair the same at Tenant’s sole cost and expense.

4.5 HVAC Unit Requirements. The HVAC Units to be installed by Tenant pursuant to this Tenant Work Letter shall be Diakin DCH commercial, heat pump units with coated aluminum coils and four (4) to six (6) tons of capacity or units similar in size and properly designed for the Premises. In connection therewith, Tenant shall install in the Premises a Model D4271GT thermostat with Wi-Fi capability.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. The Tenant has designated Sandra Clark as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Prior to commencement of construction of Tenant Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

5.4 Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Tenant Improvements in the Premises shall occur upon the date of the later of (i) the issuance of Certificate of Occupancy for the Premises or (ii) completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.

5.5 Landlord Delay and Uncontrollable Delay. The fixed dates specified in Section 3.2 of the Summary shall be extended one (1) day for each day that Tenant is delayed in completing the Tenant Improvements in any portion of the Premises as a result of an “Uncontrollable Delay” or a “Landlord Delay”. The term “Uncontrollable Delay” shall mean only an actual delay in the completion of the Tenant Improvements resulting from Force Majeure. The term “Landlord Delay” shall mean only an actual delay in the completion of the Tenant Improvements which is caused by (a) the failure of Landlord to provide responses to requests by Tenant for authorizations or approvals (e.g., approvals, disapprovals or conditional approvals) within the time period set forth in this Tenant Work Letter, (b) the failure by Landlord to pay the Improvement Allowance when due under this Tenant Work Letter, (c) Landlord’s failure to provide Tenant with possession of the applicable portion of the Premises for the

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purposes of constructing the Tenant Improvements therein after the Final Working Drawings for such portion have been approved by Landlord and Tenant and Tenant has received all Permits, or (d) Landlord’s failure to deliver the Premises at the time required by subsection (c) above with Landlord’s Work complete as required pursuant to this Tenant Work Letter. Notwithstanding anything to the contrary contained herein, neither an Uncontrollable Delay nor a Landlord Delay shall include any of the foregoing delays to the extent caused by the acts, omissions, or misconduct of Tenant or Tenant’s Agents. No Uncontrollable Delay or Landlord Delay (except for (a) above) shall be deemed to have occurred unless Tenant has given Landlord written notice that an act or omission on the part of Landlord or its agents is about to occur or has occurred (with respect to an alleged Landlord Delay) or that an event giving rise to an Uncontrollable Delay is about to occur or has occurred (with respect to an Uncontrollable Delay) which will cause a delay in the completion of the Tenant Improvements and Landlord has failed to cure such delay (with respect to a Landlord Delay) or has failed to remedy the situation giving rise to a potential Uncontrollable Delay (with respect to an Uncontrollable Delay) within one (1) business day after Landlord’s receipt of such notice, in which case the number of days of delay after such notice shall be a Landlord Delay or an Uncontrollable Delay as applicable. Any Landlord failure to provide authorization or approval under (a) above shall be an automatic Landlord Delay and shall not require notice from Tenant or any cure right for Landlord prior to being deemed as a Landlord Delay.

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SCHEDULE 1 TO EXHIBIT B

Conceptual Plan

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EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:	Lease dated November 3, 2015 (the “Lease”), by and between 3911/3931 SVB, LLC, a California limited liability company (“Landlord”), and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Tenant”), for 4,712 rentable square feet of space (the “Premises”) in the office building located at 3911 Sorrento Valley Boulevard, San Diego, California 92121 (the “Building”).

Ladies and Gentlemen:

Notwithstanding any provision to the contrary contained in the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted the above-referenced Premises as being delivered in accordance with the Lease, and there is no deficiency in construction.

2.	The Lease Term shall commence on or has commenced on for a term of ending on .

3.	Rent commenced to accrue on , in the initial amount of .

4.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Your rent checks should be made payable to at .

6.	The number of rentable square feet of the Premises is 4,847.

7.	Tenant’s Share of Direct Expenses with respect to the Premises is 9.12% of the Building.

8.	Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein. Tenant confirms that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect. Landlord and Tenant acknowledge and agree that to each party’s actual knowledge, neither party is in default nor violation of any covenant, provision, obligation, agreement or condition in the Lease.

EXHIBIT C

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

“LANDLORD”:

3911/3931 SVB, LLC, a California limited liability company

By:	CMN Master (T) LLC,
a California limited liability company, its Sole Member

	By:	Cruzan Properties - Investments (T), LLC,
a California limited liability company, its Managing Member

By:
Name: Dennis S. Cruzan
Its: Member

Agreed to and Accepted as of             , 20    .

“TENANT”:

LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.

In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. Landlord reserves the right to install, close and keep locked gates at the entrance to the Project and Common Areas during such hours as are customary. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Project. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

3. No furniture, freight or equipment of any kind shall be brought into the Project without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

4. Furniture, packages, supplies, equipment or merchandise deliveries will be received in the Premises only at the times, by such personnel, and in the areas through entrances and exits as shall be reasonably designated by Landlord. Tenant shall not make deliveries to or from their Premises in a manner that might interfere with the use of Common Areas, other

EXHIBIT D

tenants’ use of their premises in the Building, or any use which is inconsistent with good business practice.

5. Except as otherwise provided in the Lease, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Building and shall cooperate with Landlord and its agents of Landlord to prevent same.

6. Any toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees, agents, visitors or licensees shall have caused same.

7. Tenant shall not overload the floor of the Premises or mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent. Tenant shall not purchase spring water, ice, towel, linen, or other like services from any person or persons not approved by Landlord.

8. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord. Additionally, such vending machines, or similar equipment, shall not be placed in a location which is visible from outside the Tenant’s Premises.

9. Tenant shall not use or keep in or on the Premises, or the Building any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

10. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

11. Landlord shall have the right at any time to exclude or eject from the Project, animals of any kind, except service animals legally required to be permitted, bicycles or other wheeled vehicles (other than bicycles in the designated area described below), except wheelchairs. Owners of pets and service animals must keep such animals leashed at all times and properly dispose of all animal wastes. Bicycles shall be permitted to be stored on a first-come, first serve basis in Landlord’s designated bicycle storage area. Tenant hereby waives all claims against Landlord and knowingly assumes the risk of loss of or damage to any property in the bicycle storage area.

EXHIBIT D

12. No cooking shall be done or permitted on the Premises (except as provided in the following sentence in any kitchen which is part of the Tenant Improvements or Alterations), nor shall any portion of the Premises be used for living quarters, lodging, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

13. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Storage of such merchandise shall not be placed in a location which is visible from outside the Tenant’s Premises. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

14. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

15. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, vestibules or any Common Area in any way which would obstruct the ingress and egress to the Building.

16. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ Landlord’s exterminator service contractor.

17. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Building-standard. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be of a quality, type, design and bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sun screened without the prior written consent of Landlord.

EXHIBIT D

19. Tenant may install and maintain, at Tenant’s sole cost and expense, outdoor furniture and fixtures in such dedicated outdoor areas within Tenant’s Premises in configurations approved by Landlord in Landlord’s sole discretion. All such furnishings, fixtures, and equipment must comply with Landlord’s outdoor furniture plan wherein furniture quality, type, design, models, finishes and specifications are predetermined for Project-wide aesthetic consistency. Tenant shall not install, plant or alter foliage in any way without prior written consent of Landlord.

20. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the Premises, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills or against the vertical glazing.

21. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

22. Smoking is prohibited in all areas of the Project, including the Building and Premises.

23. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties (excluding any Landlord Parties), including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Building or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

24. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings that absorb or prevent any vibration, noise and annoyance.

25. Tenant shall not use in any space or in the Common Areas of the Project, any hand trucks except those equipped with rubber tires and rubber side guards.

26. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises.

27. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

28. Parking areas shall be utilized only for the parking vehicles no longer than full-size passenger automobiles. Parking of any, trailer, recreational vehicle or any vehicle longer

EXHIBIT D

than a standard full-sized passenger vehicle is prohibited without the prior written consent of Landlord.

29. To the extent “Visitor Parking” spaces are provided in the Project, such designated “Visitor Parking” spaces shall be subject to a maximum usage period of 4 hours at any one time; provided, however, the foregoing limitation shall not apply to any parking passes converted to reserved visitor parking spaces by Tenant as provided in Article 28 of the Lease.

30. Project parking areas are not to be utilized for the maintenance, washing, detailing or cleaning of vehicles without the prior written consent of Landlord.

31. Tenant grade level loading areas as permitted by Landlord under this Lease are to be kept free and clear of debris. Except for the act of loading and unloading deliveries, any roll-up door(s), designed for loading, are to remain closed at all times. In no event shall the use of loading areas and roll-up door(s) interfere with surrounding parking spaces or other tenants’ rightful use of the Common Areas.

32. Tenant shall only conduct the sale of goods or services within Tenant’s Premises and not at any time elsewhere in the Building or Common Areas.

33. Tenant shall not use Project Common Area Wi-Fi disproportionately such as for “streaming” or for amphitheater needs.

34. Tenant shall not utilize the Building or affiliated logos or other images for Tenant’s benefit or promotion, excepting physical street address, without Landlord’s written consent, which consent shall not be unreasonably withheld.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations (applicable to Tenant to the extent not inconsistent with the other provisions of this Lease and upon thirty (30) days prior written notice) as in Landlord’s commercially reasonable business judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and the Common Areas, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants (provided Landlord does not enforce the Rules and Regulations in a discriminatory manner against Tenant), but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D